

2015

1st Quarter Report

FIRST GUARANTY BANCSHARES, INC.

A Message to Our Stockholders

Dear Shareholders,

Record earnings for a quarter. Record loans. In the first quarter of 2015, First Guaranty Bancshares reached record levels of income with $3,394,000 in net income and $3,295,000 in income available to common shareholders. The prior high was in the second quarter of 2010 with $3,379,000 in net income and $3,046,000 in income available to common shareholders. This outstanding result was a combination of increased revenue and a tight control on expenses. Operations for the quarter contributed $3,295,000 in income available to common shareholders compared to $2,686,000 for the first quarter of 2014. This represents an increase of 23%. The total loan portfolio broke the $800 million level for the first time in Bank history and peaked during March at $813 million. Although unscheduled payoffs reduced that balance to $796 million as of the end of the quarter, that total represented an increase of $86 million or 12.2% compared to the end of the first quarter of 2014.

Total deposits increased to $1,395,064,000 as of March 31, 2015 compared to $1,296,769,000 as of March 31, 2014. Dividends to common shareholders totaling $1,006,613 or 16 cents per share were paid. This marked the 87th consecutive quarter that First Guaranty Bancshares has paid dividends to its shareholders.

While posting impressive results, we have continued to strengthen our processes and internal controls and have worked diligently to comply with all regulatory standards including compliance, Bank Secrecy Act, and Community Reinvestment Act. First Guaranty is getting stronger and safer. There are still many challenges and difficulties ahead of us. We face increasing rate competition on the loan front with competitors offering extremely low rates for long terms in effort to lure away our customers. We work very hard to provide great customer service in order to offset these threats. We also work to balance the need to obtain and retain loans while protecting against future losses due to interest rate compression.

Thank you for your continued support. If you have any questions, please do not hesitate to contact me at (985) 375-0350.

Sincerely,

Alton B. Lewis
Chief Executive Officer/President
First Guaranty Bancshares, Inc.

Statements of Condition

(in thousands, except share data)

	March 31, 2015	March 31, 2014
	(unaudited)	
Assets		
Cash and cash equivalents:		
Cash and due from banks	$45,011	$79,586
Federal funds sold	169	252
Cash and cash equivalents	45,180	79,838
Interest-earning time deposits with banks	9,747	747
Investment securities:		
Available for sale, at fair value	483,394	473,104
Held to maturity, at cost (estimated fair value of $186,762 and $140,414, respectively)	187,091	146,597
Investment securities	670,485	619,701
Federal Home Loan Bank stock, at cost	1,457	999
Loans, net of unearned income	796,172	709,911
Less: allowance for loan losses	9,414	9,617
Net loans	786,758	700,294
Premises and equipment, net	19,254	19,459
Goodwill	1,999	1,999
Intangible assets, net	1,645	1,986
Other real estate, net	2,363	2,743
Accrued interest receivable	6,729	6,414
Other assets	5,695	7,674
Total Assets	$1,551,312	$1,441,854
Liabilities and Stockholders' Equity		
Deposits:		
Noninterest-bearing demand	$213,251	$193,680
Interest-bearing demand	440,676	395,640
Savings	76,540	67,546
Time	664,597	639,903
Total deposits	1,395,064	1,296,769
Short-term borrowings	1,800	10,189
Accrued interest payable	2,200	2,517
Long-term borrowings	1,305	350
Other liabilities	4,819	2,573
Total Liabilities	1,405,188	1,312,398
Stockholders' Equity		
Preferred stock:		
Series C - $1,000 par value - authorized 39,435 shares; issued and outstanding 39,435	39,435	39,435
Common stock:		
$1 par value - authorized 100,600,000 shares; issued 6,294,227	6,294	6,294
Surplus	39,387	39,387
Treasury stock, at cost, 2,895 shares	(54)	(54)
Retained earnings	56,568	49,156
Accumulated other comprehensive income (loss)	4,494	(4,762)
Total Stockholders' Equity	146,124	129,456
Total Liabilities and Stockholders' Equity	$1,551,312	$1,441,854

Statements of Income

(in thousands, except share, per share data and percentages)

	For the Three Month Periods Ended March 31, 2015	2014
	(unaudited)	
Interest Income:		
Loans (including fees)	$10,739	$9,508
Deposits with other banks	20	32
Securities (including FHLB stock)	3,345	3,341
Total Interest Income	14,104	12,881
Interest Expense:		
Demand deposits	358	351
Savings deposits	9	8
Time deposits	1,843	1,967
Borrowings	34	30
Total Interest Expense	2,244	2,356
Net Interest Income	11,860	10,525
Provision for loan losses	610	300
Net Interest Income after Provision for Loan Losses	11,250	10,225
Noninterest Income:		
Service charges, commissions and fees	646	680
ATM and debit card fees	426	392
Net gains on securities	316	153
Net losses on sale of loans	-	19
Gain on sale of assets	-	9
Other	354	378
Total Noninterest Income	1,742	1,631
Noninterest Expense:		
Salaries and employee benefits	4,046	3,830
Occupancy and equipment expense	983	993
Other	2,864	2,801
Total Noninterest Expense	7,893	7,624
Income Before Income Taxes	5,099	4,232
Less: Provision for income taxes	1,705	1,447
Net Income	$3,394	$2,785
Preferred stock dividends	(99)	(99)
Income Available to Common Shareholders	$3,295	$2,686
Per Common Share:		
Earnings	$0.52	$0.43
Cash dividends paid	$0.16	$0.16
Book Value	$16.96	$14.31
Average Common Shares Outstanding	6,291,332	6,291,332
Return on Average Assets	0.89%	0.78%
Return on Average Common Equity	12.83%	12.27%

Banking Center Locations

Full-Service Banking Centers

South Louisiana

Abbeville Banking Center
Amite Banking Center
Denham Springs
    Banking Center
Greensburg Banking Center
Hammond Banking Centers:
    First Guaranty Square
    Guaranty West
Independence Banking Center
Jennings Banking Center
Kentwood Banking Center
Kentwood West Banking Center
Montpelier Banking Center
Ponchatoula Banking Centers:
    Ponchatoula
    Berryland
Walker Banking Center
Watson Banking Center

North Louisiana

Benton Banking Center
Dubach Banking Center
Haynesville Banking Center
Homer Banking Center
Oil City Banking Center
Vivian Banking Center

Service24 ATM Locations

North Louisiana

Benton
189 Burt Boulevard
Dubach
117 East Hico Street
Haynesville
10065 Highway 79
Homer
401 North 2nd Street
Oil City
126 South Highway 1
Vivian
102 East Louisiana Avenue

Service24 ATM Locations

South Louisiana

Abbeville
799 West Summers Drive
Amite
100 East Oak Street
1014 West Oak Street
Denham Springs
2231 South Range Avenue
Greensburg
6151 Highway 10
Hammond
1201 West University Avenue
2111 West Thomas Street
400 East Thomas Street
North Oaks Medical Center
North Oaks Rehabilitation Center
Independence
455 West Railroad Avenue
Jennings
500 North Cary Avenue
Kentwood
723 Avenue G
Livingston
17199 Spring Ranch Road
(Livingston Parish Medical Center)
Loranger
19518 Highway 40
Montpelier
35651 Highway 16
Ponchatoula
105 Berryland Shopping Center
195 North 6th Street
Robert
22628 Highway 190
Walker
29815 Walker Road South
Watson
33818 Highway 16

FIRST GUARANTY BANCSHARES, INC.
Committed To Customer Satisfaction

FDIC

FIRST GUARANTY BANCSHARES, INC.

Post Office Box 2009
Hammond, Louisiana 70404-2009

PRESORTED
FIRST-CLASS MAIL
U.S. POSTAGE PAID
BATON ROUGE, LA
PERMIT NO. 984